EXHIBIT 10.3

                       NON-BINDING LETTER OF INTENT WITH
                CASCADE CALLWORKS INC. DATED SEPTEMBER 29, 2005

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                    WORLDWIDE BUSINESS SOLUTIONS INCORPORATED
                       3801 East Florida Avenue, Suite 400
                             Denver, Colorado 80210

                               September 29, 2005



CASCADE CALLWORKS INC.
7200 NE 41st Street, Suite 202
Vancouver, Washington 98662

Attention:  Shawn Suhrstedt, President

RE:      NON-BINDING LETTER OF INTENT

Dear Mr. Suhrstedt:

         This letter is written to confirm the preliminary discussions between management of Worldwide Business Solutions Incorporated, a Colorado corporation ("WBSI") and management/owners of Cascade Callworks Inc., a Washington corporation ("Cascade"). It is to serve only as a non-binding, mutual letter of intent of the parties to discuss in good faith a transaction in which WBSI would purchase the business and assets of Cascade (the "Transaction") for $2,500,000 (the "Purchase Price"), subject to WBSI's performance of detailed due diligence and satisfactory additional negotiations of terms, under the general guidelines set out below. This Transaction is subject to the parties' satisfactorily entering into one or more definitive agreements in respect of the Transaction, and is subject to the approval of the boards of directors of WBSI and its parent, Worldwide Strategies Incorporated, and the approval of Cascade's board of directors and shareholders.

                                    RECITALS

         WBSI, a wholly-owned subsidiary of Worldwide Strategies Incorporated, a Nevada corporation ("WWSI"), engages in business processing outsourcing. The common stock of WWSI (the "Common Stock") is quoted on the "pink sheets." WWSI is in the process of preparing a registration statement under the Securities Act of 1933 (the "Registration Statement"), which will register, among other securities, the Common Stock issuable upon the exercise of outstanding warrants (including the Warrant).

          Cascade is a call center located in Vancouver, Washington, and is wholly-owned by Shawn Suhrstedt and Jordan Suhrstedt.

                                FUNDAMENTAL TERMS

         Under the general outlines discussed, the parties have proposed the following:



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Cascade Callworks Inc.
September 29, 2005
Page 2 of 5



         1. DEPOSIT INTO ESCROW. No later than October 21, 2005 (the "Initial Escrow Date"), WBSI will deposit $500,000 (the "Initial Escrow Amount") into escrow account at a bank mutually agreeable to WBSI and Cascade (the "Bank"). No later than November 30, 2005 (the "Additional Escrow Date"), WBSI will deposit an additional $500,000 (the "Additional Escrow Amount") into escrow account at the Bank. The Initial Escrow Amount and the Additional Escrow Amount shall evidence WBSI's intent to proceed with the purchase of the business and assets of Cascade and shall be applied towards the Purchase Price.

         2. CLOSING. Closing of the Transaction shall occur no later than February 1, 2006 (the "Closing"). At Closing, the Initial Escrow Amount and the Additional Escrow Amount plus $250,000 in an additional Escrow Amount by 12/31/05 will be released to Cascade and shall be credited towards the Purchase Price. WBSI shall pay the remainder of the Purchase Price as follows pursuant to a promissory note payable to the order of Cascade in the amount of $1,000,000 and secured by a first priority security interest in the assets of Cascade (the "Note"). The Note shall be due and payable 120 days from the Closing and shall accrue interest at the rate of 9% per annum, compounded monthly. Minimum monthly payments equal to 100% of the cash flow of Cascade shall be made each month until the note is due. If the note is not paid in full on due date, a minimum of 50% of all cash flows are paid to sellers until note is fully paid.

         3. WARRANTS OPTIONS. In addition to the Purchase Price, upon execution of this letter, WBSI shall cause WWSI to issue a warrant to Cascade, on terms and conditions reasonably acceptable to Cascade (the "Warrant"), for 400,000 shares of Common Stock, exercisable as follows:

         100,000 shares at $0.50 per share 100,000 shares at $0.75 per share 100,000 shares at $0.75 per share 100,000 shares at $0.75 per share

The Warrant shall be exercisable for a period of three years from the Closing, and constitute a value of $250,000 towards the purchase price.

         4. ASSETS TO BE PURCHASED. The assets to be purchased by WBSE from Cascade shall consist of all of the assets of Cascade used in its call center operations, such as equipment and machinery, computers, software, servers, telecommunications systems, marketing materials, trade names, security deposits, support and training materials, existing contracts, business files and records, lease or license agreements, office furniture and customer lists. The purchased assets shall not include the following: any cash, accounts receivable, any personal assets used primarily by the owners, and any buildings owned by Cascade. Discussion of other fixed assets of Cascade will be contained in the definitive agreement.

         5. LIABILITIES TO BE EXCLUDED. Except for (a) the obligations to be performed under contracts assigned by Cascade to WBSI that are expressly assumed by WBSI, (b) liabilities arising after the Closing related to the business and assets acquired by WBSI from Cascade, and (c) severance liabilities related to employees of Cascade who are not retained by WBSI after



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Cascade Callworks Inc.
September 29, 2005
Page 3 of 5



Closing, WBSI will not assume any liabilities of Cascade. Subject to applicable baskets and caps mutually acceptable to WBSI and Cascade, Cascade and its owner will hold WBSI harmless from and against any loss, liability, damage or expense that WBSI may suffer, sustain, or become liable for as a result of any liabilities of Cascade not assumed by WBSI.

         6. CASCADE PERSONNEL. All key Cascade employees shall be retained by WBSI. Key employees will have a formal employment agreement. WBSI shall engage the services of Jordan Suhrstedt for up to one-year under a mutually acceptable hourly consulting arrangement. WBSI shall be responsible for any and all severance costs of Cascade employees not retained by WBSI.

         7. CASCADE OPERATIONS PRIOR TO CLOSING. Prior to the closing of the contemplated Transaction, Cascade will transact business in the ordinary course. Cascade will not, without the approval of WBSI, take any actions that materially impact the composition, compensation, or benefits of the workforce. Except as otherwise provided in this letter, each party will bear such party's own expenses relating to the Transaction.

         8. CASCADE FINANCIAL STATEMENTS. As a condition precedent to the closing of this contemplated Transaction, Cascade will provide to WBSI (a) Cascade's financial statements for the last two fiscal years prepared in accordance with generally accepted accounting principles in the United States; and (b) Cascade's financial statements prepared in accordance with generally accepted accounting principles in the United States for the period commencing from the beginning of the current fiscal year through the most recently completed fiscal quarter. As a condition precedent to the closing of this contemplated Transaction, WBSI will provide to Cascade (a) WBSI's audited financial statements for the last two fiscal years prepared in accordance with generally accepted accounting principles in the United States; and (b) WBSI's unaudited financial statements prepared in accordance with generally accepted accounting principles in the United States for the period commencing from the beginning of the current fiscal year through the most recently completed fiscal quarter.

         9. DUE DILIGENCE; CONFIDENTIALITY OF INFORMATION. The parties acknowledge that the further negotiation of this Transaction will require the release and disclosure by Cascade to WBSI of confidential information and information which may not be available to the general public (the "Information"). Such Information shall be released in accordance with a mutually acceptable confidentiality agreement and will be kept confidential by WBSI and shall not, without the prior written consent of Cascade, be disclosed by WBSI, or by its agents, representatives, or employees, in any manner whatsoever, in whole or in part, and shall not be used by WBSI, its agents, representatives, or employees other than in connection with the Transaction. Moreover, WBSI agrees to reveal the Information only to its agents, representatives, and employees who need to know the Information for the purpose of evaluating the Transaction, who are informed by WBSI of the confidential nature of the Information and who shall agree to be bound by the terms and conditions of this Agreement.

         10. RETURN OF CONFIDENTIAL INFORMATION. The Information shall be returned to Cascade immediately upon its request.




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Cascade Callworks Inc.
September 29, 2005
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         11. DISCUSSIONS WITH OTHER PARTIES. In connection with these discussions, Cascade agrees that from the date of this letter until the earlier of (i) the mutual consent of Cascade and WBSI that all discussions related to this letter have terminated and will not proceed, (ii) the failure of WBSI to issue the Warrant, (iii) the failure of WBSI to deposit the Initial Escrow Amount at the Bank on or before the Initial Escrow Date, (iv) the failure of WBSI to deposit the Additional Escrow Amount on or before the Additional Escrow Date or (v) 90 days from the date of this letter (the "EXCLUSIVITY PERIOD"), without the prior written notice of Cascade to WBSI, Cascade, whether directly or indirectly through its officers, directors, agents or other representatives, will not solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (a) the possible acquisition of Cascade (by way of merger, stock purchase, asset purchase, license, lease or otherwise), (b) the possible acquisition of any material portion of Cascade's capital stock (including the issuance of new shares) or assets, or (c) any other transaction outside of the ordinary course of business that could materially impair the value of Cascade's assets post-Closing (collectively, a "RESTRICTED TRANSACTION") or disclose any non-public information relating to Cascade or afford access to the properties, books or records of Cascade to any person (other than WBSI or its representatives) concerning a Restricted Transaction.

         12. NON-COMPETITION. As a condition of closing, Shawn Suhrstedt will be required to enter into mutually-acceptable non-competition and non-solicitation agreements, in a form satisfactory to WBSI and Shawn Suhrstedt, to be in effect until for twelve months following Closing.

         13. BREAK-UP FEE. Cascade shall be entitled to retain and exercise the Warrant regardless of whether the Transaction is consummated. In addition, WBSI shall pay to Cascade the amount of $100,000 (which amount may be provided to Cascade from the Initial Escrow Amount or the Additional Escrow Amount), in the event that (i) the Initial Escrow Amount is not deposited into the escrow account maintained by the Bank on or before the Initial Escrow Date; (ii) the Additional Escrow Amount is not deposited into the escrow account maintained by the Bank on or before the Additional Escrow Date; or (iii) the Closing does not occur by February 1, 2006.

         14. EXPIRATION/NON-BINDING PROVISIONS. If this letter correctly sets forth our agreement with respect to the matters contained herein, please confirm by signing below no later than 5 p.m. Pacific Time on September __, 2005. If not signed, this letter will expire after that date and time. This letter is an expression of intent only, and does not include all of the matters we must agree on in order to complete the Transaction. The respective rights and obligations of WBSI, Cascade and Cascade's owners remain to be defined in the definitive agreements and related documents (the terms and provisions of which will be subject to approval by WBSI, Cascade and Cascade's owners), and the parties do not intend to be legally bound or otherwise to incur any obligations with respect to the Transaction until such time as the definitive agreements are executed. Accordingly, except as described below, this letter does not constitute a legally


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Cascade Callworks Inc.
September 29, 2005
Page 5 of 5



binding document and does not create any legal obligations on the part of, or any rights in favor of, WBSI, Cascade, any of Cascade's owner or any other party.

         15. BINDING AGREEMENTS OF THE PARTIES. WBSI and Cascade agree that the provisions of this letter under the headings "DISCUSSIONS WITH OTHER PARTIES," "CASCADE OPERATIONS PRIOR TO CLOSING"; "DUE DILIGENCE; CONFIDENTIALITY OF INFORMATION"; and "BREAK-UP FEE" (as well as this paragraph) are legally binding upon and enforceable against the parties. Your signature below confirms Cascade's agreement to be bound by these listed paragraphs.

         If you are in agreement that this letter generally reflects the substance of our discussions, please so indicate below to allow the parties to proceed with substantive discussions and documentation necessary to the consummation of this transaction.

                                    Respectfully,

                                    Worldwide Business Solutions Incorporated


                                    By:  /s/ JAMES P.R. SAMUELS
                                       -----------------------------------------
                                        James P.R. Samuels, President

Acknowledged as requested and agreed:

Cascade Callworks Inc.


By:   /s/ SHAWN SUHRSTEDT
   --------------------------------------------------
         Shawn Suhrstedt, President










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